Weintraub LAW GROUP PC Business and Corporate Finance	10085 CARROLL CANYON ROAD, SUITE 210 SAN DIEGO, CALIFORNIA 92131 TELEPHONE (858) 566-7010 FACSIMILE (858) 566-7015 INFO@WEINTRAUBLAWGROUP.COM

January 12, 2007

Board of Directors
Freedom Financial Holdings, Inc.
6615 Brotherhood Way, Suite A
Fort Wayne, Indiana 46825

Re:  Registration Statement on Form SB-2

Gentlemen:

We refer to the registration statement for Freedom Financial Holdings, Inc., a Maryland corporation (the “Company”), on Form SB-2 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration for sale of up to 3,234,464 shares of common stock, $0.001 par value, of the Company (the “Shares”) under the Act.

In rendering the opinions hereinafter expressed, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of (1) the Registration Statement, together with all exhibits thereto, (2) the Company’s Articles of Incorporation and Bylaws, as amended, (3) the minutes and resolutions of the Board of Directors and shareholders of the Company, all as provided to us by the Company, and (4) such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We have also examined such statutes, corporate records and documents as we have considered necessary to enable us to express the opinions set forth in this opinion letter. In such examinations, we have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity and enforceability of all documents submitted to us as certified, conformed or photostatic copies or facsimiles. As to various questions of fact material to this opinion letter, and as to the content and form of the Articles of Incorporation, Bylaws, minutes, records, resolutions, and other documents or writings of the Company, this firm has relied, to the extent it deems reasonably appropriate, upon representations and certificates of officers or directors of the Company and upon documents, records, and instruments furnished to this firm by the Company, without independent check or verification of their accuracy.

Members of our firm working with respect to the Company are admitted to the practice of law in the State of California and to practice federal law of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction or any other applicable law or regulation.

Based upon and subject to the foregoing, we are of the opinion that:

(a) The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland;

(b) The Shares have been duly authorized; and

(c) Upon issuance, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Experts.” In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/
Weintraub Law Group PC